Exhibit 99.2

FOR IMMEDIATE RELEASE

October 18, 2006

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

Set forth below is the revised press release of IBERIABANK Corporation’s third quarter results correcting numerical calculation errors relating to the previously reported tax equivalent net interest margin (“margin”) in the third quarter of 2006. In the press release dated October 17, 2006, the impact of the loan discount accretion was stated as having a positive 7 basis point impact on the margin. The margin impact of the loan discount accretion was actually a positive 20 basis points during the quarter and a positive 7 basis points on a year to date basis. Additionally, the margin impact of the net cash settlements on interest rate swaps was previously disclosed as a positive 3 basis point impact and should have been a negative 5 basis point impact. The reclassification of interest income and interest expense of net cash settlements on the swaps from net interest income into non interest income is the reason for this adjustment. The reclassification from net interest income into non interest income of the net cash settlements has no impact on reported earnings per share. There is no change to the reported margin of 3.54%. Excluding the margin adjustments outlined above, the adjusted margin in the third quarter of 2006 would be 3.39% which represents a decline of 5 basis points from the second quarter of the 2006 reported margin of 3.44%. Except for adjustments related to the margin correction described above, no other changes have been made to the October 17, 2006 press release.

The Company reiterated today the previously reported guidance contained in the press release dated October 17, 2006.

Amended - IBERIABANK Corporation Reports Third Quarter Earnings

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 119-year-old IBERIABANK (http://www.iberiabank.com), announced earnings of $9.9 million for the quarter ended September 30, 2006, compared to a $1.3 million loss in the same period in 2005. The Company reported fully diluted earnings per share (“EPS”) of $0.99 for the third quarter of 2006 compared to a $0.15 loss in the same quarter of 2005. The reported EPS of $0.99 exceeded the consensus analyst estimate by $0.08 per share.

Highlights For The Quarter Ended September 30, 2006

•	Average loans increased $99 million, or 5%, between the second and third quarters of 2006 (a “linked quarter basis.”) On a period-end basis, loans climbed $140 million, or 7%, between June 30, 2006 and September 30, 2006. As loan growth exceeded deposit growth during the quarter, the Company’s excess liquidity position declined. Over the last year, loans outstanding at period end increased $294 million, or 16%.

•	Period-end deposits climbed $37 million, or 2%, between June 30, 2006 and September 30, 2006. Period-end deposits increased $303 million, or 14%, over a one year time frame. Average deposits decreased $8 million, or less than 1%, between the second and third quarters of 2006.

•	Asset quality and coverage statistics remain exceptional. Annualized net charge-offs equated to 0.01% of average loans in the third quarter of 2006, compared to 0.02% in each of the two preceding quarters in 2006. Total nonperforming assets (“NPAs”) declined to 0.19% of total assets at September 30, 2006, compared to 0.20% at June 30, 2006. During the quarter just completed, the Company recorded a $2.4 million pre-tax negative loan loss provision as a result of improvements in Hurricane Katrina-related credits and the Company’s favorable asset quality position. The Company previously recorded a $1.9 million negative loan loss provision in the second quarter of 2006 in association with credits potentially impacted by Hurricane Rita.

•	During the third quarter of 2006, the Company recorded a pre-tax $1.4 million increase in commercial loan interest income associated with the accelerated loan discount accretion of a formerly impaired credit originated by American Horizons which the Company acquired in January 2005. The impact of this accelerated loan discount accretion increased the tax-equivalent net interest margin by 20 basis points and EPS by $0.09 in the third quarter of 2006. This item is discussed in more detail later in this release.

•	The Company reported a one-time positive adjustment for the cumulative effect of changes in accounting for certain interest rate swaps in accordance with SFAS 133 totaling $0.9 million pre-tax, or $0.06 per share on an after-tax basis. This item, identified as the line item “Derivative Gains on Swaps” in the accompanying income statement, is discussed in more detail later in this release.

•	The Company incurred $225,000 in pre-tax merger related expenses in the third quarter of 2006, equivalent to a penny-and-a-half per share on an after-tax basis.

•	During the third quarter of 2006, the Company sold $16 million in investment securities and recorded a $0.9 million pre-tax loss on the sale of the securities, or $0.06 per diluted share on an after-tax basis. The investment securities sold had a weighted average yield of 3.89% and were reinvested at a weighted average yield of 5.49%. A similar sale of $42 million in investment securities was completed in the second quarter of 2006 with a reported $1.4 million loss on the sale of those securities, or $0.09 per diluted share on an after-tax basis.

•	The Company opened three full service branch offices during the third quarter of 2006, in Slidell, Prairieville, and Monroe, Louisiana. Since August 2005, a total of eight new offices have been opened under the Company’s branch expansion initiative. The estimated net after-tax cost of the branch expansion initiative was $0.05 per diluted share in the third quarter of 2006, in line with prior estimates.

Total assets climbed to $3.1 billion, deposits were $2.4 billion and loans were $2.2 billion at September 30, 2006, for increases of 5%, 2%, and 7%, respectively, compared to June 30, 2006. The Company continued to experience good deposit growth for the fifth consecutive quarter. Deposit growth during the third quarter of 2006 was concentrated primarily in Lafayette, Baton Rouge, Northeast Louisiana, and the Northshore market of New Orleans.

Total loan growth increased $140 million, or 7%, compared to June 30, 2006. During the period, commercial loans climbed $106 million, or 10%, residential mortgage loans increased $21 million, or 5%, and construction loans grew $7 million, or 21%. Construction loans accounted for less than 2% of total loans and only 15% of total regulatory capital at September 30, 2006. Home equity loans and lines increased $4 million, or 2% during the third quarter.

Tax-equivalent net interest income improved $1.2 million and the tax-equivalent margin improved 10 basis points on a linked quarter basis. Both net interest income and the net interest margin were affected by two primary factors—the accelerated accretion of a loan discount and a change in accounting for certain derivative instruments under SFAS 133.

Accelerated Loan Discount

During the third quarter of 2006, the Company recorded income of $1.4 million associated with an impaired credit originated by American Horizons which the Company acquired in January 2005. During the acquisition process, this loan had been identified as an impaired credit due to a number of significant issues. As required by SOP 03-3 (Accounting for Certain Loans and Debt Securities Acquired in a Transfer), this loan was discounted to expected, recoverable value. Under SOP 03-3, the discount is accreted into income over the expected life of the loan with the remaining balance accreted in its entirety if the loan is paid-off at par. In this case, the loan was ultimately refinanced by another financial institution during the third quarter of 2006 and the full remaining loan discount was accreted into income. The accelerated loan discount increased net interest income by $1.4 million and benefited the tax-equivalent net interest margin by 20 basis points in the third quarter of 2006. Similarly, this factor benefited the average yield on commercial loans, total loans, and earnings assets in the third quarter of 2006 by 51, 26, and 19 basis points, respectively.

Change In Accounting For Certain Derivative Instruments Under SFAS 133

During the third quarter of 2006, the Company revised its method of accounting for interest rate swaps associated with trust preferred securities. The Company had previously accounted for these swaps using hedge accounting as prescribed by Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). Under hedge accounting, changes in the fair value of the swaps were recorded in Shareholders’ Equity. At the time the Company entered into the interest rate swaps, it conducted a detailed analysis of the appropriate accounting method. The Company determined that based upon SFAS 133 guidance available at the time, the “short-cut” method was an appropriate accounting method because the terms of the interest rate swaps and the corresponding debt matched and, as a result, the Company assumed no ineffectiveness in the hedging relationships. In light of recent technical interpretations of SFAS 133, the Company has determined that the swaps do not qualify for hedge accounting under the short-cut method. Accordingly, the Company revised its method of accounting for the swaps and changes in the fair value of these swaps are now recorded as non-interest income. The Company evaluated the impact of applying the change in fair value of these swaps compared to the short-cut method used under hedge accounting and concluded that the impact was not material to prior annual and quarterly periods. Accordingly, the Company recorded a cumulative adjustment for derivative gains on swaps totaling $0.9 million during the third quarter. In addition, $0.4 million in net cash swap settlements since the beginning of 2006, which were previously reported in interest expense, were reported in noninterest income in the third quarter of 2006. The effect of this change decreased the tax-equivalent net interest margin by five basis points in the third quarter of 2006.

Daryl G. Byrd, President and Chief Executive Officer said, “This issue relates to the evolving, and very complicated, interpretations of applying the provisions of SFAS 133 and the related documentation, not the purpose or economic benefits for which these transactions are used. In our situation, it applied to interest rate swaps that were used to convert floating interest rate payments on trust preferred securities to fixed payments under the swap arrangements over a five-year period. The transactions were intended to serve as, and in fact have been, very effective economic hedges. Our financial condition and our cumulative results of operations have not been affected in any material way by this revised accounting.” Byrd continued, “We are currently considering alternative courses of action on a prospective basis.”

Reported tax-equivalent net interest margin increased 10 basis points on a linked quarter basis to 3.54%, and declined ten basis points excluding the accelerated loan discount to 3.34%. The average yield on investment securities increased 15 basis points on a linked quarter basis. The reported yield on average loans climbed 42 basis points on a linked quarter basis, and was up 16 basis points excluding the accelerated loan discount. Similarly, the average yield on earning assets increased 40 basis points to 6.35% in the third quarter of 2006, and was up 21 basis points excluding the accelerated loan discount. The cost of interest bearing liabilities in the third quarter of 2006 was 3.25%, an increase of 34 basis points on a linked quarter basis. Increased deposit rate competition is believed to be the primary source of the increased cost of funds. Average noninterest bearing deposits increased $3 million on a linked quarter basis.

Recruiting And Branch Expansion Initiative Update

The Company continues to make significant investments in recruiting exceptional banking talent and in expanding the branch distribution system. The Company anticipates as the loan and deposit volumes at the new branches increase over time, the current negative cost of carrying these investments will diminish. As of October 16, 2006, the eight new branches held aggregate loans of $35 million and deposits of $41 million. The majority of new branches have been opened about six months. The first office opened approximately one year ago in Mandeville, located on the Northshore of New Orleans, about a week after the passing of Hurricane Katrina. At October 16, 2006, the Mandeville office had $30 million in loans and $19 million in deposits.

Since June 1, 2005, the Company recruited 59 strategic hires. Since that time, the Company has opened, staffed, and trained associates for nine new banking facilities. During the third quarter of 2006, the Company opened full service modular banking facilities in Slidell (Northshore of New Orleans) and Prairieville (a suburb of Baton Rouge). The Company also opened a traditional “brick and mortar” facility in Monroe that will serve as a regional headquarters for northeast Louisiana. Two branch offices were consolidated into the new Monroe office. Three traditional “brick and mortar” facilities are under construction in Lafayette, Covington, and Baton Rouge. The Company also previously purchased land in Shreveport, Metairie, and the Baton Rouge area. The net cost of the branch expansion on EPS was $0.01 in the fourth quarter of 2005, and $0.03, $0.05, and $0.05 in the first, second, and third quarters of 2006, respectively.

Byrd noted, “There is a near-term cost to making investments for future growth. We believe our cost-effective and opportunistic expansion in both talent and infrastructure continue to add value, but our diligent approach entails careful planning, selection, and patience. Our short-term pain is for the benefit of long-term gain.”

Pending Acquisitions

On July 27, 2006, the Company announced its intention to acquire Pocahontas Bancorp, Inc. of Jonesboro, Arkansas with total assets of $733 million on June 30, 2006. The Pocahontas transaction is a stock-for-stock exchange. Approximately two weeks later, the Company announced its intention to acquire Pulaski Investment Corporation of Little Rock, Arkansas with total assets of $493 million on June 30, 2006. The shareholders for Pulaski are expected to receive consideration comprised of a combination of stock and cash. These acquisitions are expected to be completed near the end of 2006.

Expectations For 2006 And 2007

On November 22, 2005, the Company stated its expectations for the full year 2006 EPS to be in the range of $3.54 to $3.64, excluding the cost of adoption of SFAS 123R regarding expensing stock option plans. The Company anticipates application of SFAS 123R will reduce annual earnings in 2006 by approximately $0.2 million on a pre-tax basis, or $0.02 per share on an after-tax basis.

The Company today refined its comfort range for 2006 EPS to the range of $3.57 to $3.62, excluding merger-related costs (after-tax cost of $0.02 per share in the third quarter of 2006 plus the additional cost of carrying financing that will be incurred in advance of completion of the acquisitions), the cost of adoption of SFAS 123R (approximately $0.02 per share for the year 2006), and other changes in accounting treatment (such as the after-tax adjustment of $0.06 per share associated with the change in accounting for derivative instruments in the third quarter of 2006). EPS in the fourth quarter of 2006 is expected to be negatively affected by approximately $0.05 per share, on an after-tax basis, as a result of the branch expansion initiative, which is included in the Company’s comfort range for 2006.

While the Company does not typically provide quarterly earnings guidance, management provided EPS guidance for the year 2007. The Company stated a 2007 EPS comfort range of $4.00 to $4.15, excluding the impact of one-time merger-related costs and any changes in accounting treatment.

The EPS comfort ranges provided today are based on management’s current information, estimates and assumptions. These comfort ranges include the costs anticipated with the Company’s branch expansion initiative and strategic hires, and the impact of Hurricane Katrina. A major assumption is the projected shape of the yield curve in 2006 and 2007 as indicated in forward interest rate curves.

Additional Highlights For The Quarter Ended September 30, 2006

•	Net income in the third quarter of 2006 totaled $9.9 million, up from a reported loss of $1.3 million compared to one year ago and 12% on a linked quarter basis. Return on average assets (“ROA”) was 1.30% for the third quarter of 2006. Similarly, return on average equity (“ROE”) was 14.30%, and return on average tangible equity was 22.90%.

•	Nonperforming assets (“NPAs”) decreased $0.1 million, or 2%, between June 30, 2006 and September 30, 2006. NPAs as a percentage of total assets were 0.19% at September 30, 2006, compared to 0.20% at June 30, 2006 and one year ago. Coverage ratios of nonperforming loans and nonperforming assets at September 30, 2006 were 711% and 570%, respectively.

•	Average shareholders’ equity increased $5 million, or 2%, on a linked quarter basis. At September 30, 2006, the Company’s equity-to-assets ratio was 9.00%, compared to 8.95% at June 30, 2006, and 9.29% one year ago. Book value per share increased $1.34 during the quarter to $28.90 at September 30, 2006. Similarly, tangible book value per share increased $1.40 during the quarter to $18.62.

•	Tier 1 leverage ratio was 7.63% at September 30, 2006, up 17 basis points compared to 7.46% at June 30, 2006, and 7.45% one year ago. At September 30, 2006, the Company’s Tier 1 risk-based capital ratio was 10.16%, and the total risk-based capital ratio was 11.41%. No shares were purchased during the third quarter of 2006. Approximately 17,000 shares remain authorized to be purchased under the program authorized on May 4, 2005.

•	On September 19, 2006, the Company raised the quarterly cash dividend by $0.02 per share to $0.32 per share, an increase of 23% compared to the same quarter last year and a 100% increase over the last four years. The dividend payout ratio was 31.4% in the third quarter of 2006, down slightly compared to 32.7% in the second quarter of 2006.

Investment Portfolio And Interest Rate Risk

Average investment portfolio volume decreased $29 million on a linked quarter basis to $619 million. On a period-end basis, the investment portfolio declined $19 million to $601 million, from $620 million at June 30, 2006. The investment portfolio equated to 19% of total assets, down from 21% at June 30, 2006. During the third quarter of 2006, the Company experienced strong loan growth, resulting in continued liquidation of short-term investments.

The Company’s investment portfolio shortened slightly during the quarter. At September 30, 2006, the portfolio had a modified duration of 3.1 years compared to 3.3 years at June 30, 2006. The Company’s investment portfolio has very limited extension risk. At current projected speeds, the portfolio is expected to generate approximately $116 million in cash flows, or about 19% of the portfolio, over the next 15 months. The portfolio had an unrealized loss of approximately $10 million at September 30, 2006, compared to an unrealized loss of approximately $20 million at June 30, 2006. The book yield on the investment portfolio increased 15 basis points on a linked quarter basis.

The Company regularly reviews the influence of interest rates on the Company’s profitability and earnings growth prospects. Asset/liability management modeling at September 30, 2006, indicated the Company’s interest rate risk position is fairly balanced. A 100 basis point instantaneous and parallel upward shift in interest rates would be estimated to decrease net interest income over 12 months by approximately 1%. Similarly, a 100 basis point decrease in interest rates would be expected to increase net interest income by approximately 2%.

Asset Quality

During the second quarter of 2006 the Company incurred a $1.9 million negative provision primarily associated with outstanding credits in the Hurricane Rita affected area. The Company continues to monitor progress of clients affected by Hurricane Katrina, and as a result, the Company incurred a $2.4 million negative provision in the third quarter of 2006. As a result of significant uncertainties in the New Orleans market, including open concerns about insurance, flood maps, how much of the City of New Orleans will be rebuilt, and the City’s vulnerability through the current hurricane season, the Company held at September 30, 2006 a $9 million reserve associated with Hurricane Katrina affected credits.

Exclusive of hurricane-related issues, the Company’s asset quality continues to be exceptional. The ratio of net charge-offs to average loans was 0.01% in the third quarter, compared to 0.02% in each the first and second quarters of 2006, and 0.39% one year ago.

The Company believes that it uses a conservative definition of NPAs. The Company considers NPAs to include nonaccruing loans, accruing loans more than 90 days past due, foreclosed assets, and Other Real Estate Owned. NPAs amounted to $6.0 million at September 30, 2006, equal to 0.19% of total assets at September 30, 2006. The allowance for loan losses was 1.56% at September 30, 2006, compared to 1.79% at June 30, 2006. Loans past due 30 days or more (including nonaccruing loans) represented 0.41% of total loans, down compared to 0.55% at June 30, 2006. Various segments of the Company’s loan portfolio demonstrated exceptionally low levels of loans past due 30 days or more, including indirect automobile (0.83% of loans), consumer (0.80%), business banking (0.65%), mortgage (0.38%), and commercial (0.22%).

Operating Results

Tax-equivalent net interest income increased $1.2 million, or 5%, on a linked quarter basis. The tax-equivalent net interest margin increased 10 basis points, and average earning assets increased $48 million on a linked quarter basis. Average loan growth of $99 million and average mortgage loans held for sale increased $5 million on a linked quarter basis, partially offset by a $25 million reduction in average investments and $33 million in other earning assets (primarily short-term investments).

Noninterest income in the third quarter of 2006 increased $2.0 million, or 38%, on a linked quarter basis. The Company recorded losses on the sale of investment securities in the second and third quarters of 2006 of $1.4 million and $0.9 million, respectively. Net cash settlements on swaps totaling $0.4 million and the gain on derivative swaps of $0.9 million were recorded in the third quarter of 2006, as mentioned earlier. On a linked quarter basis in the third quarter of 2006, service charges on deposit accounts increased $0.2 million, or 6%.

Residential mortgage loan sale gains increased 7% on a linked quarter basis, to $0.4 million. The volume of mortgage loan originations totaled $70 million in the third quarter of 2006, equivalent to the level in the second quarter of 2006. The pipeline of mortgage loans in process at September 30, 2006 and June 30, 2006 was $85 million and $84 million, respectively. During the third quarter of 2006, the Company sold into the secondary market $42 million in residential mortgage loans. Unlike many competitors, the Company does not originate and portfolio exotic retail mortgage products, such as negative amortization and option ARMs.

Noninterest expenses increased $2.1 million, or 12% on a linked quarter basis. Salaries and benefit costs increased $2.0 million, or 22% on a linked quarter basis. An increased bonus accrual for the quarter accounted for the majority of the elevated compensation costs. Occupancy and equipment expense increased $0.1 million, or 5%, primarily due to additional cost of new branch infrastructure. In addition, the Company incurred $0.2 million in merger-related costs during the third quarter of 2006, which is accounted for in the line item “Other Expense.” No significant hurricane-related costs were incurred during 2006.

Based on a closing stock price of $65.00 per share on October 16, 2006, the Company’s common stock traded at a price-to-earnings ratio of 18.3 times current consensus analyst estimates of $3.55 per fully diluted EPS for 2006 and 15.8 times the average analyst 2007 estimate of $4.12. This price also equates to 2.25 times September 30, 2006 book value per share of $28.90. On September 19, 2006, the Board increased the Company’s quarterly cash dividend to $0.32 per share, payable to shareholders of record as of September 29, 2006. This dividend level equated to an annualized dividend rate of $1.28 per share and an indicated dividend yield of 1.97%.

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Tuesday, October 17, 2006, beginning at 3:00 p.m. Central Time by dialing 1-877-260-8899. The confirmation code for the call is 844213. A replay of the call will be available until midnight Central Time on October 24, 2006 by dialing 1-800-475-6701. The confirmation code for the replay is 844213.

IBERIABANK Corporation is one of the oldest financial institutions with continuous operations in the State of Louisiana and the second largest Louisiana-based bank holding company. The Company operates 49 offices located in New Orleans, Baton Rouge, Shreveport, Northeast Louisiana, LaPlace, Houma, and the Acadiana and Northshore regions of Louisiana. The Company’s common stock trades on NASDAQ under the symbol “IBKC” and the Company’s market capitalization is approximately $629 million.

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as our ability to execute our growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, credit risk of our customers, sufficiency of our allowance for loan losses, changes in interest rates, reliance on the services of executive management, competition for loans, deposits and investment dollars; changes in government regulations and legislation, geographic concentration of our markets, rapid changes in the financial services industry, and hurricanes and other adverse weather events. Other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of October 17, 2006. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

In connection with each of the proposed mergers, IBERIABANK Corporation will file a Registration Statement on Form S-4 that will contain a proxy statement/prospectus. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents containing information about IBERIABANK, Pulaski, and Pocahontas without charge, at the SEC’s web site at HTTP://www.sec.gov. Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus may also be obtained for free by directing a request to: Investor Relations-12th Floor, IBERIABANK Corporation, 200 West Congress Street, Lafayette, LA, 70501, Phone: (337) 521-4788, Fax: (337) 521-4021 or to Dwayne Powell, President and CEO, Pocahontas Bancorp, Inc., 1700 East Highland Drive, Jonesboro, AR 72401, Phone: (870) 802-1700, Fax: (870) 802-5945 or to Robert C. Magee, President, Pulaski Investment Corporation, 5800 “R” Street, Little Rock, AR 72207, Phone: (501) 661-7729, Fax: (501) 661-7861.

IBERIABANK Corporation and its directors and executive officers may be deemed to be “participants in the solicitation” of stockholders of Pocahontas Bancorp, Inc. in connection with the proposed transactions. Information concerning directors and executive officers and their direct or indirect interests, by security holdings or otherwise, can be found in the definitive proxy statement of IBERIABANK Corporation filed with the SEC on April 4, 2006.

Pocahontas Bancorp, Inc. and its directors and executive officers may be deemed to be “participants in the solicitation” of stockholders of Pocahontas Bancorp, Inc., in connection with the proposed transaction. Information concerning directors and executive officers and their direct or indirect interests, by security holdings or otherwise, can be found in the definitive proxy statement of Pocahontas Bancorp, Inc., filed with the SEC on January 4, 2006.

This communication is not an offer to purchase shares of Pulaski or Pocahontas common stock, nor is it an offer to sell shares of IBERIABANK Corporation common stock which may be issued in any proposed merger with Pulaski or Pocahontas. Any issuance of IBERIABANK Corporation common stock in any proposed merger with Pulaski or Pocahontas would have to be registered under the Securities Act of 1933, as amended, and such IBERIABANK Corporation common stock would be offered only by means of a prospectus complying with the Act.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended September 30,			For The Quarter Ended June 30,
	2006	2005	% Change	2006	% Change
Income Data (in thousands):
Net Interest Income	$23,926	$21,042	14%	$22,755	5%
Net Interest Income (TE) (1)	24,810	21,870	13%	23,587	5%
Net Income (Loss)	9,879	(1,341)	837%	8,855	12%

Per Share Data:
Net Income (Loss) - Basic	$1.06	$(0.15)	824%	$0.95	12%
Net Income (Loss) - Diluted	0.99	(0.15)	781%	0.89	12%

Book Value	28.90	27.26	6%	27.56	5%
Tangible Book Value (2)	18.62	16.60	12%	17.22	8%
Cash Dividends	0.32	0.26	23%	0.30	7%

Number of Shares Outstanding:
Basic Shares (Average)	9,337,060	9,176,517	2%	9,354,218	0%
Diluted Shares (Average)	9,932,163	9,176,517	8%	9,939,973	0%
Book Value Shares (Period End) (3)	9,697,731	9,469,544	2%	9,664,358	0%

Key Ratios: (4)
Return on Average Assets	1.30%	(0.19)%		1.19%
Return on Average Equity	14.30%	(2.00)%		13.19%
Return on Average Tangible Equity (2)	22.90%	(2.74)%		21.44%
Net Interest Margin (TE) (1)	3.54%	3.47%		3.44%
Efficiency Ratio	62.8%	57.0%		62.3%
Tangible Efficiency Ratio (TE) (1) (2)	59.7%	53.7%		59.0%
Average Loans to Average Deposits	88.8%	89.8%		84.3%
Nonperforming Assets to Total Assets (5)	0.19%	0.20%		0.20%
Allowance for Loan Losses to Loans	1.56%	2.03%		1.79%
Net Charge-offs to Average Loans	0.01%	0.39%		0.02%
Average Equity to Average Total Assets	9.07%	9.74%		9.06%
Tier 1 Leverage Ratio	7.63%	7.45%		7.46%
Dividend Payout Ratio	31.4%	—		32.7%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	Shares used for book value purposes exclude shares held in treasury and unreleased shares held by the Employee Stock Ownership Plan at the end of the period.
(4)	All ratios are calculated on an annualized basis for the period indicated.
(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	September 30,			June 30, 2006	December 31, 2005
	2006	2005	% Change
BALANCE SHEET (End of Period)

ASSETS
Cash and Due From Banks	$58,516	$50,901	15.0%	$63,295	$66,697
Interest-bearing Deposits in Banks	12,550	65,330	(80.8)%	15,550	60,103

Total Cash and Equivalents	71,066	116,231	(38.9)%	78,845	126,800
Investment Securities Available for Sale	576,634	521,104	10.7%	595,313	543,495
Investment Securities Held to Maturity	24,023	30,008	(19.9)%	24,542	29,087

Total Investment Securities	600,657	551,112	9.0%	619,855	572,582
Mortgage Loans Held for Sale	20,055	15,581	28.7%	13,459	10,515
Loans, Net of Unearned Income	2,173,484	1,879,304	15.7%	2,033,136	1,918,516
Allowance for Loan Losses	(33,954)	(38,078)	(10.8)%	(36,419)	(38,082)

Loans, net	2,139,530	1,841,226	16.2%	1,996,717	1,880,434
Premises and Equipment	68,231	50,866	34.1%	64,511	55,010
Goodwill and Acquisition Intangibles	99,727	100,948	(1.2)%	100,003	100,576
Mortgage Servicing Rights	53	113	(53.1)%	65	96
Other Assets	112,945	101,115	11.7%	104,154	106,579

Total Assets	$3,112,264	$2,777,192	12.1%	$2,977,609	$2,852,592

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$348,023	$317,665	9.6%	$348,796	$350,065
Interest-bearing Deposits	2,057,814	1,785,046	15.3%	2,020,098	1,892,891

Total Deposits	2,405,837	2,102,711	14.4%	2,368,894	2,242,956
Short-term Borrowings	80,500	90,745	(11.3)%	745	745
Securities Sold Under Agreements to Repurchase	88,827	52,459	69.3%	82,033	68,104
Long-term Debt	234,265	258,580	(9.4)%	243,133	250,212
Other Liabilities	22,576	14,565	55.0%	16,422	27,006

Total Liabilities	2,832,005	2,519,060	12.4%	2,711,227	2,589,023
Total Shareholders’ Equity	280,259	258,132	8.6%	266,382	263,569

Total Liabilities and Shareholders’ Equity	$3,112,264	$2,777,192	12.1%	$2,977,609	$2,852,592

	For The Three Months Ended September 30,			For The Nine Months Ended September 30,
	2006	2005	% Change	2006	2005	% Change
INCOME STATEMENT

Interest Income	$43,645	$34,520	26.4%	$121,026	$99,513	21.6%
Interest Expense	19,719	13,478	46.3%	51,924	36,648	41.7%

Net Interest Income	23,926	21,042	13.7%	69,102	62,865	9.9%
Provision for Loan Losses	(2,389)	15,164	(115.8)%	(3,856)	16,444	(123.4)%

Net Interest Income After Provision for Loan Losses	26,315	5,878	347.7%	72,958	46,421	57.2%
Service Charges	3,426	3,576	(4.2)%	9,669	10,400	(7.0)%
ATM / Debit Card Fee Income	857	633	35.5%	2,516	1,933	30.2%
BOLI Cash Surrender Value Income	524	510	2.7%	1,548	1,471	5.2%
Gain on Sale of Loans, net	420	864	(51.4)%	1,206	1,971	(38.8)%
Other Gains (Losses)	(808)	10	(7862.6)%	(2,170)	234	(1028.3)%
Derivative Gains on Swaps	878	—	—	878	—	—
Net Cash Settlements on Swaps	374	—	—	374	—	—
Other Noninterest Income	1,604	1,047	53.3%	4,779	3,458	38.2%

Total Noninterest Income	7,275	6,640	9.6%	18,800	19,467	(3.4)%
Salaries and Employee Benefits	11,477	7,995	43.6%	30,487	24,466	24.6%
Occupancy and Equipment	2,414	2,145	12.5%	7,045	6,068	16.1%
Amortization of Acquisition Intangibles	276	307	(10.3)%	849	908	(6.5)%
Other Noninterest Expense	5,424	5,326	1.8%	15,788	16,053	(1.6)%

Total Noninterest Expense	19,591	15,773	24.2%	54,169	47,495	14.1%
Income (Loss) Before Income Taxes	13,999	(3,255)	530.1%	37,589	18,393	104.4%
Income Taxes	4,120	(1,914)	315.3%	10,809	4,306	151.0%

Net Income (Loss)	$9,879	$(1,341)	836.6%	$26,780	$14,087	90.1%

Earnings (Loss) Per Share, diluted	$0.99	$(0.15)	780.8%	$2.70	$1.44	87.8%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005
BALANCE SHEET (Average)

ASSETS
Cash and Due From Banks	$49,863	$53,353	$59,721	$60,488	$53,087
Interest-bearing Deposits in Banks	11,415	44,704	53,684	29,371	25,384
Investment Securities	619,057	648,391	616,041	560,583	568,356
Mortgage Loans Held for Sale	17,166	11,691	9,566	12,987	15,621
Loans, Net of Unearned Income	2,089,350	1,989,875	1,931,788	1,895,970	1,854,951
Allowance for Loan Losses	(35,642)	(38,581)	(38,214)	(38,070)	(25,184)
Other Assets	271,198	263,180	254,909	256,076	246,143

Total Assets	$3,022,407	$2,972,613	$2,887,495	$2,777,405	$2,738,358

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$334,453	$331,272	$336,616	$334,840	$286,959
Interest-bearing Deposits	2,018,469	2,029,683	1,947,889	1,831,262	1,778,336

Total Deposits	2,352,922	2,360,955	2,284,505	2,166,102	2,065,295
Short-term Borrowings	43,101	3,399	751	16,913	86,902
Securities Sold Under Agreements to Repurchase	96,942	76,440	66,371	59,654	46,786
Long-term Debt	238,058	243,462	247,235	255,047	258,090
Other Liabilities	17,240	19,117	20,543	18,624	14,693

Total Liabilities	2,748,263	2,703,373	2,619,405	2,516,340	2,471,766
Total Shareholders’ Equity	274,144	269,240	268,090	261,065	266,592

Total Liabilities and Shareholders’ Equity	$3,022,407	$2,972,613	$2,887,495	$2,777,405	$2,738,358

	2006			2005
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
INCOME STATEMENT

Interest Income	$43,645	$39,893	$37,488	$35,735	$34,520
Interest Expense	19,719	17,138	15,068	13,802	13,478

Net Interest Income	23,926	22,755	22,420	21,933	21,042
Provision for Loan Losses	(2,389)	(1,902)	435	625	15,164

Net Interest Income After Provision for Loan Losses	26,315	24,657	21,985	21,308	5,878
Total Noninterest Income	7,275	5,258	6,266	6,674	6,640
Total Noninterest Expense	19,591	17,462	17,114	16,943	15,773

Income (Loss) Before Income Taxes	13,999	12,453	11,137	11,039	(3,255)
Income Taxes	4,120	3,598	3,091	3,126	(1,914)

Net Income (Loss)	$9,879	$8,855	$8,046	$7,913	$(1,341)

Earnings (Loss) Per Share, basic	$1.06	$0.95	$0.87	$0.86	$(0.15)

Earnings (Loss) Per Share, diluted	$0.99	$0.89	$0.81	$0.80	$(0.15)

Book Value Per Share	$28.90	$27.56	$27.70	$27.60	$27.26

Return on Average Assets	1.30%	1.19%	1.13%	1.13%	(0.19)%
Return on Average Equity	14.30%	13.19%	12.17%	12.03%	(2.00)%
Return on Average Tangible Equity	22.90%	21.44%	19.92%	20.07%	(2.74)%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	September 30,			June 30, 2006	December 31, 2005
	2006	2005	% Change
LOANS RECEIVABLE

Residential Mortgage Loans:
Residential 1-4 Family	$472,499	$419,357	12.7%	$451,476	$430,111
Construction	38,336	30,805	24.4%	31,586	30,611

Total Residential Mortgage Loans	510,835	450,162	13.5%	483,062	460,722
Commercial Loans:
Real Estate	680,300	530,678	28.2%	620,760	545,868
Business	443,743	346,741	28.0%	396,885	376,966

Total Commercial Loans	1,124,043	877,419	28.1%	1,017,645	922,834
Consumer Loans:
Indirect Automobile	227,315	235,353	(3.4)%	227,406	229,646
Home Equity	233,304	239,834	(2.7)%	228,955	230,363
Automobile	23,795	23,114	2.9%	23,093	23,372
Credit Card Loans	8,387	8,191	2.4%	7,842	8,433
Other	45,805	45,231	1.3%	45,133	43,146

Total Consumer Loans	538,606	551,723	(2.4)%	532,429	534,960

Total Loans Receivable	2,173,484	1,879,304	15.7%	2,033,136	1,918,516

Allowance for Loan Losses	(33,954)	(38,078)		(36,419)	(38,082)

Loans Receivable, Net	$2,139,530	$1,841,226		$1,996,717	$1,880,434

	September 30,			June 30,	December 31,
	2006	2005	% Change	2006	2005
ASSET QUALITY DATA

Nonaccrual Loans	$2,904	$3,465	(16.2)%	$4,340	$4,773
Foreclosed Assets	24	5	333.2%	14	54
Other Real Estate Owned	1,153	365	216.2%	273	203
Accruing Loans More Than 90 Days Past Due	1,873	1,605	16.7%	1,469	1,003

Total Nonperforming Assets (1)	$5,954	$5,440	9.4%	$6,096	$6,033

Nonperforming Assets to Total Assets (1)	0.19%	0.20%	(2.3)%	0.20%	0.21%
Nonperforming Assets to Total Loans + OREO (1)	0.27%	0.29%	(5.4)%	0.30%	0.31%
Allowance for Loan Losses to Nonperforming Loans (1)	710.8%	751.1%	(5.4)%	627.0%	659.3%
Allowance for Loan Losses to Nonperforming Assets (1)	570.3%	700.0%	(18.5)%	597.4%	631.3%
Allowance for Loan Losses to Total Loans	1.56%	2.03%	(22.9)%	1.79%	1.98%
Year to Date Charge-offs	$2,031	$4,432	(54.2)%	$1,487	$5,541
Year to Date Recoveries	$1,759	$1,407	25.0%	$1,291	$1,895

(1)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

	September 30,			June 30, 2006	December 31, 2005
	2006	2005	% Change
DEPOSITS

Noninterest-bearing Demand Accounts	$348,023	$317,665	9.6%	$348,796	$350,065
NOW Accounts	632,273	546,017	15.8%	628,335	575,379
Savings and Money Market Accounts	613,938	502,479	22.2%	584,396	554,731
Certificates of Deposit	811,603	736,550	10.2%	807,367	762,781

Total Deposits	$2,405,837	$2,102,711	14.4%	$2,368,894	$2,242,956

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	September 30, 2006		September 30, 2005
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$497,266	5.63%	$443,644	5.39%
Commercial Loans (TE) (1)	1,055,086	7.17%	862,834	5.81%
Consumer and Other Loans	536,998	7.26%	548,473	6.86%

Total Loans	2,089,350	6.83%	1,854,951	6.02%
Mortgage Loans Held for Sale	17,166	6.94%	15,621	5.68%
Investment Securities (TE) (1)(2)	634,941	4.82%	571,725	4.42%
Other Earning Assets	32,093	5.10%	52,421	3.99%

Total Earning Assets	2,773,550	6.35%	2,494,718	5.61%
Allowance for Loan Losses	(35,642)		(25,184)
Nonearning Assets	284,499		268,824

Total Assets	$3,022,407		$2,738,358

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$626,580	2.66%	$542,518	1.76%
Savings and Money Market Accounts	590,385	2.14%	501,449	1.44%
Certificates of Deposit	801,504	3.89%	734,369	3.00%

Total Interest-bearing Deposits	2,018,469	2.99%	1,778,336	2.18%
Short-term Borrowings	140,043	3.66%	133,688	2.74%
Long-term Debt	238,058	5.22%	258,090	4.18%

Total Interest-bearing Liabilities	2,396,570	3.25%	2,170,114	2.46%
Noninterest-bearing Demand Deposits	334,453		286,959
Noninterest-bearing Liabilities	17,240		14,693

Total Liabilities	2,748,263		2,471,766
Shareholders’ Equity	274,144		266,592

Total Liabilities and Shareholders’ Equity	$3,022,407		$2,738,358

Net Interest Spread	$23,926	3.10%	$21,042	3.15%
Tax-equivalent Benefit	884	0.13%	828	0.13%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$24,810	3.54%	$21,870	3.47%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Nine Months Ended
	September 30, 2006		September 30, 2005
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$477,181	5.52%	$433,568	5.35%
Commercial Loans (TE) (1)	995,131	6.67%	850,346	5.64%
Consumer and Other Loans	531,936	7.13%	537,325	6.76%

Total Loans	2,004,248	6.52%	1,821,239	5.90%
Mortgage Loans Held for Sale	12,836	6.55%	12,825	5.40%
Investment Securities (TE) (1)(2)	638,253	4.70%	578,080	4.43%
Other Earning Assets	56,970	4.80%	48,213	3.56%

Total Earning Assets	2,712,307	6.05%	2,460,357	5.51%
Allowance for Loan Losses	(37,470)		(24,484)
Nonearning Assets	286,495		260,856

Total Assets	$2,961,332		$2,696,729

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$625,418	2.42%	$559,124	1.60%
Savings and Money Market Accounts	581,712	1.88%	465,805	1.20%
Certificates of Deposit	791,809	3.67%	720,692	2.80%

Total Interest-bearing Deposits	1,998,939	2.76%	1,745,621	1.99%
Short-term Borrowings	95,935	2.88%	165,522	2.37%
Long-term Debt	242,884	4.67%	242,364	4.17%

Total Interest-bearing Liabilities	2,337,758	2.96%	2,153,507	2.27%
Noninterest-bearing Demand Deposits	334,106		266,059
Noninterest-bearing Liabilities	18,955		15,343

Total Liabilities	2,690,819		2,434,909
Shareholders’ Equity	270,513		261,820

Total Liabilities and Shareholders’ Equity	$2,961,332		$2,696,729

Net Interest Spread	$69,102	3.09%	$62,865	3.24%
Tax-equivalent Benefit	2,575	0.13%	2,421	0.13%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$71,677	3.50%	$65,286	3.52%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands)

	For The Three Months Ended
	9/30/2006	6/30/2006	9/30/2005
Net Interest Income	$23,926	$22,755	$21,042
Effect of Tax Benefit on Interest Income	884	832	828

Net Interest Income (TE) (1)	24,810	23,587	21,870

Noninterest Income	7,275	5,258	6,640
Effect of Tax Benefit on Noninterest Income	282	277	275

Noninterest Income (TE) (1)	7,557	5,535	6,915

Total Revenues (TE) (1)	$32,367	$29,122	$28,785

Total Noninterest Expense	$19,591	$17,462	$15,773
Less Intangible Amortization Expense	(276)	(283)	(307)

Tangible Operating Expense (2)	$19,315	$17,179	$15,466

Return on Average Equity	14.30%	13.19%	(2.00)%
Effect of Intangibles (2)	8.60%	8.25%	(0.74)%

Return on Average Tangible Equity (2)	22.90%	21.44%	(2.74)%

Efficiency Ratio	62.8%	62.3%	57.0%
Effect of Tax Benefit Related to Tax Exempt Income	(1.8)%	(2.3)%	(2.2)%

Efficiency Ratio (TE) (1)	61.0%	60.0%	54.8%
Effect of Amortization of Intangibles	(1.3)%	(1.0)%	(1.1)%

Tangible Efficiency Ratio (TE) (1) (2)	59.7%	59.0%	53.7%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.